                                                                                                  EXHIBIT (17)(a)(ii)

A n n u a l    R e p o r t    N o v e m b e r    3 0 ,    2 0 0 8

EATON VANCE MUNICIPAL INCOME TRUST

IMPORTANT NOTICES REGARDING PRIVACY,

DELIVERY OF SHAREHOLDER DOCUMENTS,

PORTFOLIO HOLDINGS AND PROXY VOTING

Privacy. The Eaton Vance organization is committed to ensuring your financial privacy. Each of the financial institutions identified below has in effect the following policy (“Privacy Policy”) with respect to nonpublic personal information about its customers:

  Only such information received from you, through application forms or otherwise, and information about your Eaton Vance fund transactions will be collected. This may include information such as name, address, social security number, tax status, account balances and transactions.
  None of such information about you (or former customers) will be disclosed to anyone, except as permitted by law (which includes disclosure to employees necessary to service your account). In the normal course of servicing a customer’s account, Eaton Vance may share information with unaffiliated third parties that perform various required services such as transfer agents, custodians and broker/dealers.
  Policies and procedures (including physical, electronic and procedural safeguards) are in place that are designed to protect the confidentiality of such information.
  We reserve the right to change our Privacy Policy at any time upon proper notification to you. Customers may want to review our Policy periodically for changes by accessing the link on our homepage: www.eatonvance.com.

Our pledge of privacy applies to the following entities within the Eaton Vance organization: the Eaton Vance Family of Funds, Eaton Vance Management, Eaton Vance Investment Counsel, Boston Management and Research, and Eaton Vance Distributors, Inc.

In addition, our Privacy Policy only applies to those Eaton Vance customers who are individuals and who have a direct relationship with us. If a customer’s account (i.e., fund shares) is held in the name of a third-party financial adviser/brokerdealer, it is likely that only such adviser’s privacy policies apply to the customer. This notice supersedes all previously issued privacy disclosures.

For more information about Eaton Vance’s Privacy Policy, please call 1-800-262-1122.

Delivery of Shareholder Documents. The Securities and Exchange Commission (the “SEC”) permits funds to deliver only one copy of shareholder documents, including prospectuses, proxy statements and shareholder reports, to fund investors with multiple accounts at the same residential or post office box address. This practice is often called “householding” and it helps eliminate duplicate mailings to shareholders.

Eaton Vance, or your financial adviser, may household the mailing of your documents indefinitely unless you instruct Eaton Vance, or your financial adviser, otherwise.

If you would prefer that your Eaton Vance documents not be householded, please contact Eaton Vance at 1-800-262-1122, or contact your financial adviser.

Your instructions that householding not apply to delivery of your Eaton Vance documents will be effective within 30 days of receipt by Eaton Vance or your financial adviser.

Portfolio Holdings. Each Eaton Vance Fund and its underlying Portfolio (if applicable) will file a schedule of its portfolio holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. The Form N-Q will be available on the Eaton Vance website www.eatonvance.com, by calling Eaton Vance at 1-800-262-1122 or in the EDGAR database on the SEC’s website at www.sec.gov. Form N-Q may also be reviewed and copied at the SEC’s public reference room in Washington, D.C. (call 1-800-732-0330 for information on the operation of the public reference room).

Proxy Voting. From time to time, funds are required to vote proxies related to the securities held by the funds. The Eaton Vance Funds or their underlying Portfolios (if applicable) vote proxies according to a set of policies and procedures approved by the Funds’ and Portfolios’ Boards. You may obtain a description of these policies and procedures and information on how the Funds or Portfolios voted proxies relating to portfolio securities during the most recent 12 month period ended June 30, without charge, upon request, by calling 1-800-262-1122. This description is also available on the SEC’s website at www.sec.gov.

Eaton Vance Municipal Income Trust a s   o f   N o v e m b e r   3 0 ,   2 0 0 8

M A N A G E M E N T ’ S   D I S C U S S I O N   O F   F U N D   P E R F O R M A N C E

Eaton Vance Municipal Income Trust (the “Trust”) is a closed-end Trust, traded on the New York Stock Exchange under the symbol “EVN,” designed to provide current income exempt from regular federal income tax. This income is earned by investing primarily in investment-grade municipal securities.

Economic and Market Conditions

Economic growth in the third quarter of 2008 retracted 0.3%, down from a positive second quarter growth rate of 2.8%, according to data released by the U.S. Department of Commerce. Most of the major Gross Domestic Product (GDP) components led to the decline; however, most influential was a sharp downturn in personal consumption expenditures by consumers, a factor which has continued to weigh on the economy during the first two months of the fourth quarter of 2008. While high commodity prices have mitigated since their summertime peaks, management believes consumers continued to pare costs as they remained cautious of what increasingly has become a weaker economic environment. Rising unemployment levels, now at a five-year high, have led to constrained personal consumption and overall economic contraction. The housing market continues to weigh on the economy, with new home sales continuing to fall and existing home sales beginning to stabilize only as cautious buyers begin to see value in distressed pricing. Low home prices continue to pressure consumers and banks, causing increased bank foreclosures and more mark-to-market write downs of mortgage-backed securities at commercial banks and financial institutions.

During the year ended November 30, 2008, the capital markets have experienced historic events resulting in unprecedented volatility. During September 2008, for example, the federal government took control of federally-chartered mortgage giants Fannie Mae and Freddie Mac. During the same month, Lehman Brothers filed for bankruptcy protection and Merrill Lynch was acquired by Bank of America. Also in September 2008, Goldman Sachs and Morgan Stanley petitioned the Federal Reserve (the “Fed”) to become bank holding companies, a step which brings greater regulation but also easier access to credit. These actions, in conjunction with Bear Stearns’ acquisition by JP Morgan in March 2008, drastically redefined the Wall Street landscape. In addition to the independent Wall Street brokerages, the banking sector was shaken by the failure of Washington Mutual and the sale of Wachovia. In the insurance sector, the federal government provided more than $85 billion in loans to help stabilize American International Group, Inc. (AIG). Finally, the U.S. Congress approved a $700 billion program authorizing the federal government to purchase troubled assets from financial institutions, a program which has continued to evolve since its passing. During the year ended November 30, 2008, the Fed lowered the Federal Funds rate to 1.00% from as high as 5.25% in the summer of 2007. In addition to its interest rate policy, the Fed has also taken extraordinary action through a variety of innovative lending techniques in an attempt to facilitate an easing of the credit crisis.

Management Discussion

The Trust invests primarily in bonds with stated maturities of 10 years or longer, as longer-maturity bonds historically have provided greater tax-exempt income for investors than shorter-maturity bonds.

Relative to its primary benchmark, the Barclays Capital Municipal Bond Index1 (the “Index”) – a broad-based, unmanaged index of municipal bonds – the Trust underperformed for the year ended November 30, 2008. As a result of an active management style that focuses on income and longer call protection, the Trust generally holds longer-maturity bonds. Management believes that much of the Trust’s underperformance can be attributed to the shift of investors’ capital into shorter-maturity bonds, a result of the broader-based credit crisis that has rattled the fixed-income markets since the summer of 2007. This underperformance was magnified by the Trust’s use

[1]	Formerly called Lehman Brothers Municipal Bond Index. It is not possible to invest directly in an Index. The Index’s total return does not reflect expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index.

Past performance is no guarantee of future results.

Trust shares are not insured by the FDIC and are not deposits or other obligations of, or guaranteed by, any depository institution. Shares are subject to investment risks, including possible loss of principal invested.

The views expressed throughout this report are those of the portfolio manager and are current only through the end of the period of the report as stated on the cover. These views are subject to change at any time based upon market or other conditions, and the investment adviser disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for a fund are based on many factors, may not be relied on as an indication of trading intent on behalf of any Eaton Vance fund. Portfolio information provided in the report may not be representative of the Trust’s current or future investments and may change due to active management.

Eaton Vance Municipal Income Trust a s   o f   N o v e m b e r   3 0 ,   2 0 0 8

M A N A G E M E N T ’ S   D I S C U S S I O N   O F   F U N D   P E R F O R M A N C E

of leverage and leveraged investments. The move to shorter-term investments was originally driven by uncertainty surrounding financial companies’ exposure to subprime mortgage-backed debt but later spread to the municipal market when major municipal bond insurers suffered rating downgrades due to their exposure to mortgage-related structured products.

The ratio of yields on current coupon AAA-rated insured municipal bonds to the yield on 30-year Treasury bonds was 157% as of November 30, 2008, with many individual municipal bonds trading at higher ratios.1 Management believes that this was the result of continued dislocation in the fixed-income marketplace caused by a flight to Treasury securities, municipal bond insurance companies’ mark-to-market risks and the decentralized nature of the municipal marketplace. Historically, this is a rare occurrence in the municipal bond market and is generally considered a signal that municipal bonds are significantly undervalued relative to taxable Treasury bonds.

Against this backdrop, management continues to manage all of its municipal funds with the same relative value approach that it has traditionally employed – maintaining a long-term perspective when markets exhibit extreme short-term volatility. We believe this approach has provided excellent long-term benefits to our investors over time.

A Note Regarding Auction Preferred Shares (APS)

As has been widely reported since mid-February 2008, the normal functioning of the auction market in the United States for certain types of “auction rate securities” has been disrupted by an imbalance between buy and sell orders. Consistent with patterns in the broader market for auction rate securities, the Trust has, since mid-February, experienced unsuccessful APS auctions. In the event of an unsuccessful auction, the affected APS remain outstanding, and the dividend rate reverts to the specified maximum payable rate.

During the year ended November 30, 2008, the Trust redeemed a portion of its outstanding APS. Information relating to redemptions is contained in Note 2 to the Financial Statements. The replacement financing for the redeemed APS was provided through the creation of tender option bonds (TOBs).2 The cost to the Trust of the new TOB financing is expected, over time, to be lower than the total cost of APS based on the maximum applicable dividend rates. The Trust’s APS percentage (i.e., APS at liquidation value as a percentage of the Trust’s net assets applicable to common shares plus APS) as of November 30, 2008 is reflected on page 3. The leverage created by APS and TOB investments provides an opportunity for increased income but, at the same time, creates special risks (including the likelihood of greater volatility of net asset value and share price of the common shares).

From December 17, 2008 through December 19, 2008, after the end of the reporting period, the Trust voluntarily redeemed a portion of its outstanding APS to reduce the amount of the Trust’s financial leverage. Information relating to these redemptions is contained in Note 13 to the Financial Statements.

1Source: Bloomberg L.P. Yields are a compilation of a representative variety of general obligations and are not necessarily representative of a Trust’s yield.

2Source: See Note 1H to Financial Statements for more information on TOB investments.

Eaton Vance Municipal Income Trust a s   o f   N o v e m b e r   3 0 ,   2 0 0 8

P E R F O R M A N C E   I N F O R M A T I O N   A N D   P O R T F O L I O   C O M P O S I T I O N

Trust Performance 1
NYSE Symbol		EVN

Average Annual Total Returns (by share price)

One Year		-32.13%
Five Years		-5.44
Life of Trust (1/29/99)		0.87
Average Annual Total Returns (by net asset value)

One Year		-39.72%
Five Years		-4.35
Life of Trust (1/29/99)		0.45

Premium/(Discount) to NAV		4.19%
Market Yields

Market Yield[2]		9.94%
Taxable Equivalent Market Yield[3]		15.29

Index Performance[4] Average Annual Total Returns

Barclays Capital Municipal Bond Index		Barclays Capital Municipal Bond Long 22+ Index

One Year	-3.61%	-15.21%
Five Years	2.58	0.94
Life of Trust (1/31/99)	4.05	3.26

Lipper Averages[5] Average Annual Total Returns

Lipper General Municipal Debt Funds (Leveraged) Classification (by net asset value)

One Year		-20.85%
Five Years		-0.68
Life of Trust (1/31/99)		2.46

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or share price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when sold, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Trust's current performance may be lower or higher than the quoted return. For performance as of the most recent month end, please refer to www.eatonvance.com.

Portfolio Manager: Thomas M. Metzold, CFA

Rating Distribution*6

By total investments

*The rating distribution presented above includes the ratings of securities held by special purpose vehicles in which the Trust holds a residual interest. See Note 1H to the Trust's financial statements. Absent such securities, the Trust's rating distribution at November 30, 2008, is as follows, and the average rating is A-:

AAA	22.6%	BB	5.0%
AA	24.1%	B	7.3%
A	10.8%	CCC	1.1%
BBB	13.7%	Not Rated	15.4%

Trust Statistics [7]

Number of Issues:	138
Average Maturity:	25.1 years
Average Effective Maturity:	22.4 years
Average Call Protection:	9.0 years
Average Dollar Price:	$71.99
APS Leverage:**	38.4%
TOB Leverage:**	12.7%

**APS leverage represents the liquidation value of the Trust’s Auction Preferred Shares (APS) outstanding at 11/30/08 as a percentage of the Trust’s net assets applicable to common shares plus APS and TOB Floating Rate Notes. TOB leverage represents the amount of Floating Rate Notes outstanding at 11/30/08 as a percentage of the Trust’s net assets applicable to common shares plus APS and Floating Rate Notes. Floating Rate Notes in both calculations reflect the effect of TOBs purchased in secondary market transactions.

1 Returns are historical and are calculated by determining the percentage change in share price or net asset value (as applicable) with all distributions reinvested. The Trust’s performance at market share price will differ from its results at NAV. Although share price performance generally reflects investment results over time, during shorter periods, returns at share price can also be affected by factors such as changing perceptions about the Trust, market conditions, fluctuations in supply and demand for the Trust’s shares, or changes in Trust distributions. Performance results reflect the effects of APS outstanding and TOB investments, which are forms of investment leverage. Use of leverage creates an opportunity for increased income but, at the same time, creates special risks (including the likelihood of greater volatility of net asset value and market price of common shares). 2 The Trust’s market yield is calculated by dividing the last dividend paid per common share of the fiscal year by the share price at the end of the fiscal year and annualizing the result. 3 Taxable-equivalent figure assumes a maximum 35.00% federal income tax rate. A lower tax rate would result in a lower tax-equivalent figure. 4 Formerly called Lehman Brothers Municipal Bond Index and Lehman Brothers Municipal Bond Long 22+ Index, respectively. It is not possible to invest directly in an Index. The Indices’ total returns do not reflect the expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Indices. Index performance is available as of month end only. 5 The Lipper Averages are the average annual total returns, at net asset value, of the funds that are in the same Lipper Classification as the Trust. It is not possible to invest in a Lipper Classification. Lipper Classifications may include insured and uninsured funds, as well as leveraged and unleveraged funds. The Lipper General Municipal Debt Funds (Leveraged) Classification (closed-end) contained 60, 59 and 42 funds for the 1-year, 5-year and Life-of-Trust time periods, respectively. Lipper Averages are available as of month end only. 6 Rating Distribution is determined by dividing the total market value of the issues by the total investments of the Trust. Although the investment adviser considers ratings when making investment decisions, it performs its own credit and investment analysis and does not rely primarily on the ratings assigned by the rating services. Credit quality can change from time to time, and recently issued credit ratings may not fully reflect the actual risks posed by a particular security or the issuer’s current financial condition. 7 Trust holdings information excludes securities held by special purpose vehicles in which the Trust holds a residual interest. See Note 1H to the Trust’s financial statements.

Eaton Vance Municipal Income Trust a s   o f   N o v e m b e r   3 0 ,   2 0 0 8

P O R T F O L I O   O F   I N V E S T M E N T S

Ta x - E x e m p t I n v e s t m e n t s — 2 0 9 . 8%

Principal Amount
(000’s omitted)	Security	Value

Cogeneration — 1.8%

$ 2,950	Maryland Energy Cogeneration, (AES Warrior Run),
	(AMT), 7.40%, 9/1/19	$2,480,006

		$2,480,006

Education — 9.7%

$ 9,000	California Educational Facilities Authority, (Stanford
	University), 5.25%, 12/1/32(1)	$9,034,245
735	California Educational Facilities Authority, (Stanford
	University), 5.25%, 12/1/32	737,793
3,430	Massachusetts Development Finance Agency, (Boston
	University), 5.45%, 5/15/59	3,021,761
810	Rhode Island Health and Educational Building Corp.,
	(University of Rhode Island), 6.25%, 9/15/34	777,892

		$13,571,691

Electric Utilities — 7.6%

$ 1,300	Brazos River Authority, TX, Pollution Control Revenue,
	(Texas Energy Co.), (AMT), 5.40%, 5/1/29	$669,994
2,000	Brazos River Authority, TX, Pollution Control Revenue,
	(Texas Energy Co.), (AMT), 6.75%, 4/1/38	1,670,740
3,300	Brazos River Authority, TX, Pollution Control Revenue,
	(Texas Energy Co.), (AMT), 8.25%, 5/1/33	2,372,007
1,000	Energy Northwest Electric Revenue, WA, (Columbia
	Station), 5.00%, 7/1/24(2)	979,810
3,400	Pennsylvania Economic Development Financing Authority,
	(Reliant Energy, Inc.), (AMT), 6.75%, 12/1/36	2,122,314
2,550	Pennsylvania Economic Development Financing Authority,
	(Reliant Energy, Inc.), (AMT), 6.75%, 12/1/36	1,591,735
1,000	Pennsylvania Economic Development Financing
	Authority, (Reliant Energy, Inc.), Series A, (AMT),
	6.75%, 12/1/36	624,210
800	Puerto Rico Electric Power Authority, 5.00%, 7/1/37	586,336

		$10,617,146

Escrowed/Prerefunded — 2.1%

$ 1,400	Mesquite, TX, Health Facilities Authority, (Christian
	Retirement Facility), Prerefunded to 2/15/10,
	7.625%, 2/15/28	$1,509,438
1,290	Tobacco Settlement Financing Corp., NJ, Prerefunded
	to 6/1/13, 6.75%, 6/1/39(2)	1,511,261

		$3,020,699

General Obligations — 3.0%

$ 1,595	California, (AMT), 5.05%, 12/1/36	$1,234,865
1,000	Cypress-Fairbanks, TX, Independent School District,
	4.50%, 2/15/25(2)	907,540

Principal Amount
(000’s omitted)	Security	Value

General Obligations (continued)

$ 2,350	Port Authority of Houston, TX, (Harris County),
	(AMT), 5.625%, 10/1/38(1)	$2,120,170
5	Port Authority of Houston, TX, (Harris County),
	(AMT), 5.625%, 10/1/38	4,511

		$4,267,086

Health Care-Miscellaneous — 1.3%

$ 381	Tax Revenue Exempt Securities Trust, Community
	Health Provider, (Pooled Loan Program Various
	States Trust Certificates), 6.00%, 12/1/36(3)	$390,445
1,007	Tax Revenue Exempt Securities Trust, Community
	Health Provider, (Pooled Loan Program Various
	States Trust Certificates), 6.25%, 12/1/36(3)	1,031,747
382	Tax Revenue Exempt Securities Trust, Community
	Health Provider, (Pooled Loan Program Various
	States Trust Certificates), 7.75%, 12/1/36(3)	391,796

		$1,813,988

Hospital — 16.2%

$ 600	Camden County, NJ, Improvement Authority, (Cooper
	Health System), 5.00%, 2/15/25	$447,954
1,260	Camden County, NJ, Improvement Authority, (Cooper
	Health System), 5.00%, 2/15/35	838,278
1,200	Camden County, NJ, Improvement Authority, (Cooper
	Health System), 5.25%, 2/15/27	906,324
740	Chautauqua County, NY, Industrial Development Agency,
	(Women’s Christian Association), 6.35%, 11/15/17	640,337
975	Chautauqua County, NY, Industrial Development Agency,
	(Women’s Christian Association), 6.40%, 11/15/29	734,760
1,390	Idaho Health Facilities Authority, (Trinity Health
	Credit Group), 6.25%, 12/1/33	1,359,920
1,955	Knox County, TN, Health, Educational and Housing
	Facilities Board, (Covenant Health), 0.00%, 1/1/38	195,696
5,000	Knox County, TN, Health, Educational and Housing
	Facilities Board, (Covenant Health), 0.00%, 1/1/39	461,100
7,590	Knox County, TN, Health, Educational and Housing
	Facilities Board, (Covenant Health), 0.00%, 1/1/42	551,869
800	Louisiana Public Facilities Authority, (Ochsner Clinic
	Foundation), Prerefunded to 5/15/26,
	5.50%, 5/15/32	851,512
2,575	Louisiana Public Facilities Authority, (Tuoro
	Infirmary), 5.625%, 8/15/29	1,920,100
2,000	Martin County, MN, (Fairmont Community Hospital
	Association), 6.625%, 9/1/22	1,711,100
1,625	Massachusetts Health & Educational Facilities
	Authority, (Caregroup, Inc.), 5.00%, 7/1/28	1,167,351
2,440	Massachusetts Health & Educational Facilities
	Authority, (Caregroup, Inc.), 5.125%, 7/1/33	1,699,240
255	Mecosta County, MI, (Michigan General Hospital),
	5.75%, 5/15/09	253,952

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
4

Eaton Vance Municipal Income Trust a s   o f   N o v e m b e r   3 0 ,   2 0 0 8

P O R T F O L I O   O F   I N V E S T M E N T S   C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Hospital (continued)

$ 2,500	Mecosta County, MI, (Michigan General Hospital),
	6.00%, 5/15/18	$2,104,075
1,150	New York Dormitory Authority, (Orange Regional
	Medical Center), 6.125%, 12/1/29	887,789
2,295	New York Dormitory Authority, (Orange Regional
	Medical Center), 6.25%, 12/1/37	1,708,054
5,000	North Central, TX, Health Facility Development
	Corp., (Baylor Healthcare System),
	5.125%, 5/15/29(8)	4,357,900

		$22,797,311

Housing — 31.2%

$ 1,300	California Housing Finance Agency, (AMT),
	4.75%, 8/1/42	$882,817
410	California Housing Finance Agency, (AMT), Variable
	Rate, 11.867%, 8/1/38(3)(4)(5)	48,655
4,870	California Rural Home Mortgage Finance Authority,
	(AMT), 5.50%, 8/1/47	3,853,728
4,000	Charter Mac Equity Trust, TN, 6.00%, 4/30/19(3)	3,976,560
4,000	Charter Mac Equity Trust, TN, 6.625%, 6/30/09(3)	4,080,480
2,100	Colorado Housing and Finance Authority, (Birchwood
	Manor Project), (AMT), 5.50%, 9/20/36	1,713,978
4,715	Delaware Housing Authority, (Senior Single Family
	Mortgage Revenue), (AMT), 5.30%, 1/1/49	3,597,168
1,425	Fairfax County, VA, Redevelopment and Housing
	Authority, (Cedar Ridge), (AMT), 4.85%, 10/1/48	982,794
3,135	Georgia Housing and Finance Authority, (AMT),
	5.25%, 12/1/37	2,451,350
1,560	Lake Creek, CO, Affordable Housing Corp., Multi-
	family, 7.00%, 12/1/23	1,394,484
4,000	Muni Mae Tax-Exempt Bond, LLC,
	6.875%, 6/30/49(3)	4,016,280
4,480	New Mexico Mortgage Finance Authority, (Santa Fe
	Senior Housing LLC), (FNMA), (AMT),
	4.70%, 8/1/45	3,104,506
2,620	North Little Rock, AR, Residential Housing Facilities,
	(Parkstone Place), 6.50%, 8/1/21	2,339,817
3,545	Ohio Housing Finance Agency, (Residential Mortgage
	Backed Securities), (FNMA), (GNMA), (AMT),
	4.75%, 3/1/37	2,469,589
3,325	Oregon Health Authority, (Trillium Affordable
	Housing), (AMT), 6.75%, 2/15/29	2,795,793
4,410	Pennsylvania Housing Finance Agency, (AMT),
	4.70%, 10/1/37	3,037,520
3,300	Texas Student Housing Corp., (University of
	Northern Texas), 6.75%, 7/1/16	3,020,127

		$43,765,646

Principal Amount
(000’s omitted)	Security	Value

Industrial Development Revenue — 33.4%

$ 1,679	ABIA Development Corp., TX, (Austin CargoPort
	Development), (AMT), 6.50%, 10/1/24	$1,307,961
3,600	Brazos River, TX, Harbor Navigation District, (Dow
	Chemical Co.), (AMT), 5.95%, 5/15/33	2,647,728
1,417	Broward County, FL, (Lynxs Cargoport), (AMT),
	6.75%, 6/1/19	1,188,158
2,250	California Pollution Control Financing Authority, (Browning
	Ferris Industry), (AMT), 6.875%, 11/1/27	1,774,598
1,300	California Pollution Control Financing Authority,
	(Solid Waste Disposal), (AMT), 5.40%, 4/1/25	943,280
12,000	Cartersville, GA, Development Authority Sewer and
	Solid Waste Disposal Facility, (Anheuser-Busch Cos.,
	Inc.), (AMT), 5.50%, 3/1/44	8,489,640
1,775	Denver, CO, City and County Special Facilities,
	(United Airlines), (AMT), 5.25%, 10/1/32	923,941
4,430	Denver, CO, City and County Special Facilities,
	(United Airlines), (AMT), 5.75%, 10/1/32	2,296,955
2,500	Gulf Coast, TX, Waste Disposal Authority, (Valero
	Energy Corp.), (AMT), 5.70%, 4/1/32	1,588,125
9,240	Liberty Development Corp., NY, (Goldman Sachs
	Group, Inc.), 5.25%, 10/1/35	6,713,599
6,000	New Jersey Economic Development Authority,
	(Continental Airlines), (AMT), 6.25%, 9/15/29	3,078,420
1,300	New York, NY, Industrial Development Agency,
	(American Airlines, Inc. - JFK International Airport),
	(AMT), 7.75%, 8/1/31	898,248
6,000	New York, NY, Industrial Development Agency,
	(American Airlines, Inc. - JFK International Airport),
	(AMT), 8.00%, 8/1/28	4,322,940
3,500	New York, NY, Industrial Development Agency,
	(American Airlines, Inc. - JFK International Airport),
	(AMT), 8.50%, 8/1/28	2,655,730
4,350	Phoenix, AZ, Industrial Development Authority, (America
	West Airlines, Inc.), (AMT), 6.25%, 6/1/19	2,970,267
2,110	Savannah, GA, Economic Development Authority,
	(Intercat-Savannah), (AMT), 7.00%, 1/1/38	1,566,063
5,390	St. John Baptist Parish, LA, (Marathon Oil Corp.),
	5.125%, 6/1/37	3,446,851

		$46,812,504

Insured-Escrowed/Prerefunded — 5.7%

$ 7,380	Puerto Rico, (FSA), Prerefunded to 7/01/11,
	5.25%, 7/1/27	$7,972,024

		$7,972,024

Insured-General Obligations — 9.9%

$ 9,990	Puerto Rico, (AGC), 5.50%, 7/1/29(1)	$9,516,840
4,620	Puerto Rico, (FSA), 5.25%, 7/1/27	4,318,037

		$13,834,877

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
5

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P O R T F O L I O   O F   I N V E S T M E N T S   C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Insured-Hospital — 15.8%

$16,820	Kentucky Economic Development Authority, (Norton
	Healthcare, Inc.), (MBIA), 0.00%, 10/1/25	$5,019,929
19,165	Kentucky Economic Development Authority, (Norton
	Healthcare, Inc.), (MBIA), 0.00%, 10/1/26	5,296,056
8,590	Kentucky Economic Development Authority, (Norton
	Healthcare, Inc.), (MBIA), 0.00%, 10/1/27	2,188,732
10,000	New Jersey Health Care Facilities Financing
	Authority, (Meridian Health Center), Series I, (AGC),
	5.00%, 7/1/38(1)	9,004,400
750	New Jersey Health Care Facilities Financing
	Authority, (Meridian Health Center), Series V, (AGC),
	5.00%, 7/1/38(1)	675,330

		$22,184,447

Insured-Industrial Development Revenue — 0.4%

$ 870	Clark County, NV, Industrial Development,
	(Southwest Gas Corp.), (FGIC), (AMT),
	5.00%, 12/1/33	$511,081

		$511,081

Insured-Other Revenue — 1.0%

$ 4,210	Harris County-Houston, TX, Sports Authority, (MBIA),
	0.00%, 11/15/34	$535,722
1,000	Kentucky Economic Development Finance Authority,
	(Louisville Arena), (AGC), 6.00%, 12/1/42	933,740

		$1,469,462

Insured-Special Tax Revenue — 10.3%

$30,000	Metropolitan Pier and Exposition Authority, IL,
	(McCormick Place Expansion), (MBIA),
	0.00%, 12/15/29	$8,298,600
3,775	New York Convention Center Development Corp.,
	Hotel Occupancy Tax, (AMBAC), 4.75%, 11/15/45	2,941,669
37,800	Puerto Rico Sales Tax Financing, (AMBAC),
	0.00%, 8/1/54	1,311,282
6,160	Puerto Rico Sales Tax Financing, (MBIA),
	0.00%, 8/1/44	488,858
12,215	Puerto Rico Sales Tax Financing, (MBIA),
	0.00%, 8/1/45	900,001
7,685	Puerto Rico Sales Tax Financing, (MBIA),
	0.00%, 8/1/46	524,347

		$14,464,757

Insured-Student Loan — 5.9%

$ 7,940	Massachusetts Educational Financing Authority,
	(AMBAC), (AMT), 4.70%, 1/1/33	$5,543,549

Principal Amount
(000’s omitted)	Security	Value

Insured-Student Loan (continued)

$ 3,000	New Jersey Higher Education Assistance Authority,
	(AGC), 6.125%, 6/1/30	2,777,640

		$8,321,189

Insured-Transportation — 19.4%

$12,425	Alameda, CA, Corridor Transportation Authority,
	(MBIA), 0.00%, 10/1/33	$2,477,793
3,500	Chicago, IL, (O’Hare International Airport),
	(AMBAC), (AMT), 5.375%, 1/1/32	2,703,365
960	Dallas-Fort Worth, TX, International Airport, (MBIA),
	(AMT), 6.10%, 11/1/24	875,453
375	Dallas-Fort Worth, TX, International Airport, (MBIA),
	(AMT), 6.25%, 11/1/28	338,681
5,500	Director of the State of Nevada Department of
	Business and Industry, (Las Vegas Monorail),
	(AMBAC), 5.375%, 1/1/40	3,224,485
1,000	Director of the State of Nevada Department of
	Business and Industry, (Las Vegas Monorail),
	(AMBAC), 5.625%, 1/1/32	589,560
25,500	E-470 Public Highway Authority, CO, (MBIA),
	0.00%, 3/1/36	3,393,795
6,600	E-470 Public Highway Authority, CO, (MBIA),
	0.00%, 9/1/39	647,988
3,140	Miami-Dade County, FL, Aviation Revenue, (Miami
	International Airport), (FSA), (AMT), 5.25%,
	10/1/41	2,361,657
2,050	New Jersey Transportation Trust Fund Authority,
	(AGC), 5.25%, 12/15/38	1,951,744
9,820	Puerto Rico Highway and Transportation Authority,
	(AGC), (CIFG), 5.25%, 7/1/41(1)	8,582,140

		$27,146,661

Lease Revenue/Certificates of Participation — 1.9%

$ 2,750	Mohave County, AZ, Industrial Development
	Authority, (Mohave Prison LLC), 8.00%, 5/1/25	$2,653,117

		$2,653,117

Nursing Home — 1.1%

$ 2,000	Orange County, FL, Health Facilities Authority,
	(Westminster Community Care), 6.75%, 4/1/34	$1,602,360

		$1,602,360

Other Revenue — 15.3%

$42,190	Buckeye, OH, Tobacco Settlement Financing
	Authority, 0.00%, 6/1/47	$931,977
1,955	Central Falls, RI, Detention Facility Revenue, 7.25%,
	7/15/35	1,642,513
1,535	Main Street National Gas, Inc., GA, Gas Project
	Revenue, 5.50%, 9/15/27	1,106,336

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
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Eaton Vance Municipal Income Trust a s   o f   N o v e m b e r   3 0 ,   2 0 0 8

P O R T F O L I O   O F   I N V E S T M E N T S   C O N T ’ D

Principal Amount
(000’s omitted)	Security	Value

Other Revenue (continued)

$ 6,600	Michigan Tobacco Settlement Finance Authority,
	6.00%, 6/1/48	$4,185,852
1,350	Michigan Tobacco Settlement Finance Authority,
	6.875%, 6/1/42	983,327
1,500	Mohegan Tribe Indians Gaming Authority, CT, (Public
	Improvements), 6.25%, 1/1/21(3)	1,240,110
2,300	Northern Tobacco Securitization Corp., AK,
	0.00%, 6/1/46	50,393
195	Otero County, NM, Jail Project Revenue,
	5.50%, 4/1/13	177,655
360	Otero County, NM, Jail Project Revenue,
	5.75%, 4/1/18	305,255
100	Otero County, NM, Jail Project Revenue,
	6.00%, 4/1/23	80,550
110	Otero County, NM, Jail Project Revenue,
	6.00%, 4/1/28	82,919
8,000	Salt Verde, AZ, Financial Corporation, Senior Gas
	Revenue, 5.00%, 12/1/37	5,101,600
2,000	Seminole Tribe, FL, Special Obligation Revenue,
	5.25%, 10/1/27(3)	1,466,780
1,365	Seminole Tribe, FL, Special Obligation Revenue,
	5.50%, 10/1/24(3)	1,067,648
6,905	Tobacco Settlement Financing Corp., VA,
	0.00%, 6/1/47	153,636
2,950	Tobacco Settlement Financing Corp., VA,
	5.00%, 6/1/47	1,583,176
1,415	White Earth Band of Chippewa Indians, MN,
	6.375%, 12/1/26(3)	1,021,602
295	Willacy County, TX, Local Government Corp.,
	6.00%, 9/1/10	281,654

		$21,462,983

Senior Living/Life Care — 4.4%

$ 3,210	Cliff House Trust, PA, (AMT), 6.625%, 6/1/27(6)	$2,052,538
3,240	Logan County, CO, Industrial Development, (TLC
	Care Choices, Inc.), 6.875%, 12/1/23(7)	2,226,366
2,990	Massachusetts Development Finance Agency, (Linden
	Ponds, Inc.), 5.75%, 11/15/42	1,843,305

		$6,122,209

Special Tax Revenue — 3.8%

$ 3,280	Bell Mountain Ranch, CO, Metropolitan District,
	6.625%, 11/15/25	$2,700,818
190	Longleaf, FL, Community Development District,
	6.20%, 5/1/09	188,157
1,150	New Jersey Economic Development Authority,
	(Cigarette Tax), 5.50%, 6/15/24	851,322
2,115	New Jersey Economic Development Authority,
	(Cigarette Tax), 5.75%, 6/15/29	1,530,266

		$5,270,563

Principal Amount
(000’s omitted)	Security	Value

Transportation — 6.9%

$ 1,500	Augusta, GA, (AMT), 5.35%, 1/1/28	$ 1,071,765
915	Branson, MO, Regional Airport Transportation
Development District, (Branson Airport LLC), (AMT),
	6.00%, 7/1/25	652,148
2,670	Branson, MO, Regional Airport Transportation
Development District, (Branson Airport LLC), (AMT),
	6.00%, 7/1/37	1,743,403
7,290	Port Authority of New York and New Jersey, (AMT),
	5.75%, 3/15/35(1)	6,200,655
10	Port Authority of New York and New Jersey, (AMT),
	5.75%, 3/15/35	8,506

$ 9,676,477

Water and Sewer — 1.7%

$ 3,405	Massachusetts Water Resources Authority,
	4.00%, 8/1/46(8)	$ 2,356,260

$ 2,356,260

Total Tax-Exempt Investments — 209.8%
(identified cost $373,868,250)		$ 294,194,544

Auction Preferred Shares Plus
Cumulative Unpaid Dividends — (78.3)%		$(109,868,987)

Other Assets, Less Liabilities — (31.5)%		$ (44,071,914)

Net Assets Applicable to
Common Shares — 100.0%		$ 140,253,643

AGC - Assured Guaranty Corp.
AMBAC - AMBAC Financial Group, Inc.
AMT - Interest earned from these securities may be considered a tax preference item for purposes of the Federal Alternative
Minimum Tax.
CIFG - CIFG Assurance North America, Inc.
FGIC - Financial Guaranty Insurance Company
FNMA - Federal National Mortgage Association
FSA - Financial Security Assurance, Inc.
GNMA - Government National Mortgage Association
MBIA - Municipal Bond Insurance Association

At November 30, 2008, the concentration of the Fund’s investments in the various states and territories, determined as a percentage of total investments, is as follows:

Puerto Rico	11.6%
Others, representing less than 10% individually	88.4%

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
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P O R T F O L I O   O F   I N V E S T M E N T S   C O N T ’ D

The Fund invests primarily in debt securities issued by municipalities. The ability of the issuers of the debt securities to meet their obligations may be affected by economic developments in a specific industry or municipality. In order to reduce the risk associated with such economic developments, at November 30, 2008, 32.6% of total investments are backed by bond insurance of various financial institutions and financial guaranty assurance agencies. The aggregate percentage insured by an individual financial institution ranged from 0.2% to 11.4% of total investments.

(1)	Security represents the underlying municipal bond of a tender option bond trust (see Note 1H).

(2)	Security (or a portion thereof) has been segregated to cover margin requirements on open financial futures contracts.

(3)	Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be sold in transactions exempt from registration, normally to qualified institutional buyers. At November 30, 2008, the aggregate value of these securities is $18,732,103 or 13.4% of the Fund’s net assets applicable to common shares.

(4)	Security has been issued as a leveraged inverse floater bond. The stated interest rate represents the rate in effect at November 30, 2008.

(5)	Security is subject to a shortfall agreement which may require the Fund to pay amounts to a counterparty in the event of a significant decline in the market value of the security underlying the inverse floater. In case of a shortfall, the maximum potential amount of payments the Fund could ultimately be required to make under the agreement is $1,640,000. However, such shortfall payment would be reduced by the proceeds from the sale of the security underlying the inverse floater.

(6)	Security is in default with respect to scheduled principal payments.

(7)	Security is in default and is making only partial interest payments.

(8)	Security has been pledged as collateral for open swap contracts or inverse floating rate security transactions.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
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F I N A N C I A L   S T A T E M E N T S

S t a t e m e n t o f A s s e t s a n d L i a b i l i t i e s

As of November 30, 2008

Assets

Investments, at value (identified cost, $373,868,250)	$ 294,194,544
Interest receivable	6,155,435
Receivable for investments sold	4,585,328
Deferred debt issuance costs	47,541

Total assets	$ 304,982,848

Liabilities

Payable for floating rate notes issued	$34,690,000
Payable for investments purchased	12,532,880
Payable for variation margin on open financial futures contracts	337,500
Payable for open swap contracts	4,120,198
Due to custodian	2,452,379
Payable to affiliates:
Investment adviser fee	165,572
Administration fee	47,306
Trustees’ fees	11,565
Interest expense and fees payable	344,283
Accrued expenses	158,535

Total liabilities	$54,860,218

Auction preferred shares (4,394 shares outstanding) at liquidation
value plus cumulative unpaid dividends	$ 109,868,987

Net assets applicable to common shares	$ 140,253,643

Sources of Net Assets

Common shares, $0.01 par value, unlimited number of shares
authorized	$172,922
Additional paid-in capital	243,434,286
Accumulated net realized loss	(19,296,080)
Accumulated undistributed net investment income	2,045,502
Net unrealized depreciation	(86,102,987)

Net assets applicable to common shares	$ 140,253,643

Common Shares Outstanding

17,292,177

Net Asset Value Per Common Share

Net assets applicable to common shares divided by common shares issued
and outstanding	$8.11

S t a t e m e n t o f O p e r a t i o n s

For the Year Ended
November 30, 2008

Investment Income

Interest	$23,938,304

Total investment income	$23,938,304

Expenses

Investment adviser fee	$2,446,303
Administration fee	698,944
Trustees’ fees and expenses	11,996
Custodian fee	248,727
Transfer and dividend disbursing agent fees	41,086
Legal and accounting services	91,230
Printing and postage	50,668
Interest expense and fees	1,598,066
Preferred shares service fee	312,332
Miscellaneous	95,089

Total expenses	$5,594,441

Deduct —
Reduction of custodian fee	$36,927

Total expense reductions	$36,927

Net expenses	$5,557,514

Net investment income	$18,380,790

Realized and Unrealized Gain (Loss)

Net realized gain (loss) —
Investment transactions	$3,483,522
Financial futures contracts	(7,746,414)
Swap contracts	(2,620,820)

Net realized loss	$(6,883,712)

Change in unrealized appreciation (depreciation) —
Investments	$ (95,920,283)
Financial futures contracts	(2,779,160)
Swap contracts	(2,400,483)

Net change in unrealized appreciation (depreciation)	$(101,099,926)

Net realized and unrealized loss	$(107,983,638)

Distributions to preferred shareholders —
From net investment income	$(4,438,397)

Net decrease in net assets from operations	$(94,041,245)

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
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Eaton Vance Municipal Income Trust a s   o f   N o v e m b e r   3 0 ,   2 0 0 8

F I N A N C I A L   S T A T E M E N T S   C O N T ’ D

S t a t e m e n t s o f C h a n g e s i n N e t A s s e t s

Increase (Decrease)	Year Ended	Year Ended
in Net Assets	November 30, 2008	November 30, 2007

From operations —
Net investment income	$18,380,790	$18,476,810
Net realized gain (loss) from investment
transactions, financial futures
contracts and swap contracts	(6,883,712)	2,436,194
Net change in unrealized appreciation
(depreciation) from investments,
financial futures contracts and swap
contracts	(101,099,926)	(28,611,494)
Distributions to preferred shareholders —
From net investment income	(4,438,397)	(4,775,158)

Net decrease in net assets from operations	$(94,041,245)	$ (12,473,648)

Distributions to common shareholders —
From net investment income	$(13,895,574)	$ (13,567,834)

Total distributions to common shareholders	$(13,895,574)	$ (13,567,834)

Capital share transactions —
Reinvestment of distributions to common
shareholders	$1,216,140	$741,521

Net increase in net assets from capital
share transactions	$1,216,140	$741,521

Net decrease in net assets	$ (106,720,679)	$ (25,299,961)

Net Assets Applicable to
Common Shares

At beginning of year	$ 246,974,322	$ 272,274,283

At end of year	$140,253,643	$ 246,974,322

Accumulated undistributed net
investment income included
in net assets applicable
to common shares

At end of year	$2,045,502	$1,485,379

S t a t e m e n t o f C a s h F l o w s

For the Year Ended
Cash Flows From Operating Activities	November 30, 2008

Net decrease in net assets from operations	$(94,041,245)
Distributions to preferred shareholders	4,438,397

Net decrease in net assets from operations excluding distributions to
preferred shareholders	$(89,602,848)
Adjustments to reconcile net decrease in net assets from operations to net cash provided by operating activities:
Investments purchased	(204,375,704)
Investments sold	275,037,586
Decrease in short-term investments, net	1,155,000
Net accretion/amortization of premium (discount)	(2,167,693)
Amortization of deferred debt issuance costs	549
Decrease in interest receivable	684,022
Increase in receivable for investments sold	(4,500,328)
Decrease in receivable for variation margin on open financial
futures contracts	468,750
Decrease in prepaid expenses	11,866
Increase in payable for investments purchased	9,583,603
Decrease in payable for when-issued securities	(3,588,090)
Increase in payable for variation margin on open financial
futures contracts	337,500
Increase in payable for open swap contracts	2,400,483
Decrease in payable for closed swap contracts	(725,160)
Decrease in payable to affiliate for investment adviser fee	(53,356)
Decrease in payable to affiliate for administration fee	(15,245)
Increase in payable to affiliate for Trustees’ fees	8,561
Decrease in interest expense and fees payable	(509,842)
Increase in accrued expenses	43,779
Net change in unrealized (appreciation) depreciation from
investments	95,920,283
Net realized (gain) loss from investments	(3,483,522)

Net cash provided by operating activities	$76,630,194

Cash Flows From Financing Activities

Deferred debt issuance costs	$(48,090)
Cash distributions paid to common shareholders, net of reinvestments	(12,679,434)
Distributions to preferred shareholders	(4,450,644)
Liquidation of auction preferred shares	(21,150,000)
Proceeds from secured borrowings	42,870,000
Repayment of secured borrowings	(86,387,000)
Increase in due to custodian	2,452,379

Net cash used in financing activities	$(79,392,789)

Net decrease in cash	$(2,762,595)

Cash at beginning of year	$2,762,595

Cash at end of year	$—

Supplemental disclosure of cash flow
information:

Noncash financing activities not included herein consist of
reinvestment of dividends and distributions of:	$1,216,140

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
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F I N A N C I A L   S T A T E M E N T S   C O N T ’ D

F i n a n c i a l   H i g h l i g h t s

Selected data for a common share outstanding during the periods stated

	Year Ended November 30,

	2008	2007	2006	2005	2004

Net asset value — Beginning of year (Common shares)	$14.370	$15.880	$14.470	$13.950	$14.090

Income (loss) from operations

Net investment income(1)	$ 1.067	$ 1.076	$1.100	$ 1.165	$ 1.268
Net realized and unrealized gain (loss)	(6.262)	(1.518)	1.444	0.611	(0.128)
Distributions to preferred shareholders from net investment income(1)	(0.258)	(0.278)	(0.252)	(0.151)	(0.090)

Total income (loss) from operations	$ (5.453)	$ (0.720)	$2.292	$ 1.625	$ 1.050

Less distributions to common shareholders

From net investment income	$ (0.807)	$ (0.790)	$ (0.882)	$ (1.105)	$ (1.190)

Total distributions to common shareholders	$ (0.807)	$ (0.790)	$ (0.882)	$ (1.105)	$ (1.190)

Net asset value — End of year (Common shares)	$ 8.110	$14.370	$15.880	$14.470	$13.950

Market value — End of year (Common shares)	$ 8.450	$13.300	$16.010	$14.960	$16.150

Total Investment Return on Net Asset Value(2)	(39.72)%	(4.62)%	16.33%	11.56%	7.28%

Total Investment Return on Market Value(2)	(32.13)%	(12.44)%	13.43%	(0.38)%	12.54%

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
11

Eaton Vance Municipal Income Trust a s   o f   N o v e m b e r   3 0 ,   2 0 0 8

F I N A N C I A L   S T A T E M E N T S   C O N T ’ D

Selected data for a common share outstanding during the periods stated

	Year Ended November 30,

	2008	2007	2006	2005	2004

Ratios/Supplemental Data

Net assets applicable to common shares, end of year (000’s omitted)	$140,254	$246,974	$272,274	$246,915	$236,303
Ratios (as a percentage of average daily net assets
applicable to common shares):(3)
Expenses excluding interest and fees	1.84%	1.71%(4)	1.76%	1.79%	1.79%
Interest and fee expense(5)	0.73%	1.35%	1.46%	0.95%	0.80%
Total expenses before custodian fee reduction	2.57%	3.06%(4)	3.22%	2.74%	2.59%
Expenses after custodian fee reduction excluding interest and fees	1.82%	1.70%(4)	1.75%	1.78%	1.78%
Net investment income	8.45%	7.02%	7.27%	8.08%	9.14%
Portfolio Turnover	53%	37%	41%	28%	21%

The ratios reported above are based on net assets applicable solely to common shares. The ratios based on net assets, including amounts related to preferred shares, are as follows:
Ratios (as a percentage of average daily net assets
applicable to common shares and preferred shares):(3)
Expenses excluding interest and fees	1.17%	1.14%(4)	1.17%	1.17%	1.15%
Interest and fee expense(5)	0.47%	0.90%	0.97%	0.62%	0.51%
Total expenses before custodian fee reduction	1.64%	2.04%(4)	2.14%	1.79%	1.66%
Expenses after custodian fee reduction excluding interest and fees	1.16%	1.14%(4)	1.17%	1.16%	1.14%
Net investment income	5.40%	4.69%	4.83%	5.27%	5.86%

Senior Securities:
Total preferred shares outstanding	4,394	5,240	5,240	5,240	5,240
Asset coverage per preferred share(6)	$56,919	$ 72,138	$76,963	$ 72,128	$ 70,112
Involuntary liquidation preference per preferred share(7)	$25,000	$ 25,000	$25,000	$ 25,000	$ 25,000
Approximate market value per preferred share(7)	$25,000	$ 25,000	$25,000	$ 25,000	$ 25,000

(1)	Computed using average common shares outstanding.

(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested.

(3)	Ratios do not reflect the effect of dividend payments to preferred shareholders.

(4)	The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended November 30, 2007). Absent this allocation, total return would be lower.

(5)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (see Note 1H).

(6)	Calculated by subtracting the Fund’s total liabilities (not including the preferred shares) from the Fund’s total assets, and dividing the result by the number of preferred shares outstanding.

(7)	Plus accumulated and unpaid dividends.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
12

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N O T E S   T O   F I N A N C I A L   S T A T E M E N T S

1 Significant Accounting Policies

Eaton Vance Municipal Income Trust (the Fund) is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as a non-diversified, closed-end management investment company. The Fund seeks to provide current income exempt from regular federal income tax.

The following is a summary of significant accounting policies of the Fund. The policies are in conformity with accounting principles generally accepted in the United States of America.

A Investment Valuation — Municipal bonds and taxable obligations, if any, are generally valued on the basis of valuations furnished by a pricing vendor, as derived from such vendor’s pricing models. Inputs to the models may include, but are not limited to, reported trades, executable bid and asked prices, broker/dealer quotations, benchmark curves or information pertaining to the issuer. The pricing vendor may use a matrix approach, which considers information regarding securities with similar characteristics to determine the valuation for a security. Financial futures contracts and options on financial futures contracts listed on commodity exchanges are valued based on the closing price on the primary exchange on which such contracts trade. Interest rate swaps are normally valued using valuations provided by a pricing vendor. Such vendor valuations are based on the present value of fixed and projected floating rate cash flows over the term of the swap contract. Future cash flows are discounted to their present value using swap curves provided by electronic data services or by broker/ dealers. Short-term obligations, maturing in sixty days or less, are valued at amortized cost, which approximates market value. Investments for which valuations or market quotations are not readily available, and investments for which the price of a security is not believed to represent its fair market value, are valued at fair value using methods determined in good faith by or at the direction of the Trustees.

B Investment Transactions and Related Income — Investment transactions for financial statement purposes are accounted for on a trade date basis. Realized gains and losses on investments sold are determined on the basis of identified cost. Interest income is recorded on the basis of interest accrued, adjusted for amortization of premium or accretion of discount.

C  Federal Taxes — The Fund’s policy is to complywith the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders each year substantially all of its taxable, if any, and tax-exempt net investment income, and all or substantially all of its net realized capital gains.

Accordingly, no provision for federal income or excise tax is necessary. The Fund intends to satisfy conditions which will enable it to designate distributions from the interest income generated by its investments in municipal obligations, which are exempt from regular federal income tax when received by the Fund, as exempt-interest dividends.

At November 30, 2008, the Fund, for federal income tax purposes, had a capital loss carryforward of $21,195,899 which will reduce its taxable income arising from future net realized gains on investment transactions, if any, to the extent permitted by Internal Revenue Code, and thus will reduce the amount of distributions to shareholders which would otherwise be necessary to relieve the Fund of any liability for federal income or excise tax. Such capital loss carryforward will expire on November 30, 2009 ($5,266,337), November 30, 2011 ($2,541,236), November 30, 2012 ($2,698,493) and November 30, 2016 ($10,689,833).

As of November 30, 2008, the Fund had no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. Each of the Fund’s federal tax returns filed in the 3-year period ended November 30, 2008 remains subject to examination by the Internal Revenue Service.

D Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Fund. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Fund maintains with SSBT. All credit balances, if any, used to reduce the Fund’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

E  Legal Fees — Legal fees and other related expenses incurred as part of negotiations of the terms and requirement of capital infusions, or that are expected to result in the restructuring of, or a plan of reorganization for, an investment are recorded as realized losses. Ongoing expenditures to protect or enhance an investment are treated as operating expenses.

F  Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

G  Indemnifications — Under the Fund’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising

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out of the performance of their duties to the Fund, and shareholders are indemnified against personal liability for the obligations of the Fund. Additionally, in the normal course of business, the Fund enters into agreements with service providers that may contain indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

H Floating Rate Notes Issued in Conjunction with Securities Held — The Fund may invest in inverse floating rate securities, also referred to as tender option bonds (TOBs), whereby the Fund may sell a fixed rate bond to a broker for cash. At the same time, the Fund buys a residual interest in the assets and cash flows of a Special-Purpose Vehicle (the SPV), (which is generally organized as a trust), set up by the broker, often referred to as an inverse floating rate obligation (Inverse Floater). The broker deposits a fixed rate bond into the SPV with the same CUSIP number as the fixed rate bond sold to the broker by the Fund, and which may have been, but is not required to be, the fixed rate bond purchased from the Fund (the Fixed Rate Bond). The SPV also issues floating rate notes (Floating Rate Notes) which are sold to third-parties. The Fund may enter into shortfall and forbearance agreements with the broker by which the Fund agrees to reimburse the broker, in certain circumstances, for the difference between the liquidation value of the Fixed Rate Bond held by the SPV and the liquidation value of the Floating Rate Notes, as well as any shortfalls in interest cash flows. The Inverse Floater held by the Fund gives the Fund the right (1) to cause the holders of the Floating Rate Notes to tender their notes at par, and (2) to have the broker transfer the Fixed Rate Bond held by the SPV to the Fund, thereby collapsing the SPV. Pursuant to Financial Accounting Standards Board (FASB) Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (FAS 140), the Fund accounts for the transaction described above as a secured borrowing by including the Fixed Rate Bond in its Portfolio of Investments and the Floating Rate Notes as a liability under the caption “Payable for floating rate notes issued” in its Statement of Assets and Liabilities. The Floating Rate Notes have interest rates that generally reset weekly and their holders have the option to tender their notes to the broker for redemption at par at each reset date. Interest expense related to the Fund’s liability with respect to Floating Rate Notes is recorded as incurred. Structuring fees paid to the liquidity provider upon the creation of an SPV have been recorded as debt issuance costs and are being amortized as interest expense to the expected maturity date of the related trust. At November 30, 2008, the amount of the Fund’s Floating Rate Notes outstanding and the related collateral were $34,690,000 and $45,133,780, respectively. The range of interest rates on the Floating Rate Notes outstanding at November 30, 2008 was 1.08% to 4.00% .

The Fund’s exposure under shortfall and forebearance agreements that were entered into as of November 30, 2008 was approximately $655,000.

The Fund’s investment policies and restrictions expressly permit investments in Inverse Floaters. Inverse floating rate securities typically offer the potential for yields exceeding the yields available on fixed rate bonds with comparable credit quality and maturity. These securities tend to underperform the market for fixed rate bonds in a rising long-term interest rate environment, but tend to outperform the market for fixed rate bonds when long-term interest rates decline. The value and income of inverse floating rate securities are generally more volatile than that of a fixed rate bond. The Fund’s investment policies do not allow the Fund to borrow money for purposes of making investments. Management believes that the Fund’s restrictions on borrowing money and issuing senior securities (other than as specifically permitted) do not apply to Floating Rate Notes issued by the SPV and included as a liability in the Fund’s Statement of Assets and Liabilities. As secured indebtedness issued by an SPV, Floating Rate Notes are distinct from the borrowings and senior securities to which the Fund’s restrictions apply. Inverse Floaters held by the Fund are securities exempt from registration under Rule 144A of the Securities Act of 1933.

I Financial Futures Contracts — The Fund may enter into financial futures contracts. The Fund’s investment in financial futures contracts is designed for hedging against changes in interest rates or as a substitute for the purchase of securities. Upon entering into a financial futures contract, the Fund is required to deposit with the broker, either in cash or securities, an amount equal to a certain percentage of the purchase price (initial margin). Subsequent payments, known as variation margin, are made or received by the Fund each business day, depending on the daily fluctuations in the value of the underlying security, and are recorded as unrealized gains or losses by the Fund. Gains (losses) are realized upon the expiration or closing of the financial futures contracts. Should market conditions change unexpectedly, the Fund may not achieve the anticipated benefits of the financial futures contracts and may realize a loss. In entering such contracts, the Fund bears the risk if the counterparties do not perform under the contracts’ terms.

J Interest Rate Swaps — The Fund may enter into interest rate swap agreements to enhance return, to hedge against fluctuations in securities prices or interest rates, or as substitution for the purchase or sale of securities. Pursuant to these agreements, the Fund makes periodic payments at a fixed interest rate and, in exchange, receives payments based on the interest rate of a benchmark industry index. During the term of the outstanding swap agreement, changes in the underlying value of the swap are recorded as unrealized gains or

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losses. The value of the swap is determined by changes in the relationship between two rates of interest. The Fund is exposed to credit loss in the event of non-performance by the swap counterparty. Risk may also arise from movements in interest rates.

K When-Issued Securities and Delayed Delivery Transactions — The Fund may purchase or sell securities on a delayed delivery or when-issued basis. Payment and delivery may take place after the customary settlement period for that security. At the time the transaction is negotiated, the price of the security that will be delivered is fixed. The Fund maintains security positions for these commitments such that sufficient liquid assets will be available to make payments upon settlement. Securities purchased on a delayed delivery or when-issued basis are marked-to-market daily and begin earning interest on settlement date. Losses may arise due to changes in the market value of the underlying securities or if the counterparty does not perform under the contract.

L Statement of Cash Flows — The cash amount shown in the Statement of Cash Flows of the Fund is the amount included in the Fund’s Statement of Assets and Liabilities and represents the cash on hand at its custodian and does not include any short-term investments.

2 Auction Preferred Shares

The Fund issued Auction Preferred Shares (APS) on March 1, 1999 in a public offering. The underwriting discount and other offering costs incurred in connection with the offering were recorded as a reduction of the paid-in capital of the common shares. Dividends on the APS, which accrue daily, are cumulative at rates which are reset every seven days by an auction, unless a special dividend period has been set. If the APS auctions do not successfully clear, the dividend payment rate over the next period for the APS holders is set at a specified maximum applicable rate until such time as the APS auctions are successful. The maximum applicable rate on the APS is 110% (150% for taxable distributions) of the greater of the 1) “AA” Financial Composite Commercial Paper Rate or 2) Taxable Equivalent of the Short-Term Municipal Obligation Rate on the date of the auction. Series of APS are identical in all respects except for the reset dates of the dividend rates.

During the year ended November 30, 2008, the Fund made a partial redemption of its APS at a liquidation price of $25,000 per share. The replacement financing was provided through the creation of TOB trusts, whereby the Fund transferred highly rated bonds held in its portfolio to an SPV (see Note 1H) and used the proceeds from the sale of the Floating Rate Notes to replace the APS. Such Floating Rate Notes have a liquidity backstop financing facility provided by a major financial institution. The number of APS redeemed and redemption amount (excluding the final dividend payment) during the year ended November 30, 2008 and the number of APS issued and outstanding as of November 30, 2008 were as follows:

	APS Redeemed	Redemption	APS Issued
	During the Period	Amount	and Outstanding

Series A	423	$10,575,000	2,197
Series B	423	10,575,000	2,197

The APS are redeemable at the option of the Fund at a redemption price equal to $25,000 per share, plus accumulated and unpaid dividends, on any dividend payment date. The APS are also subject to mandatory redemption at a redemption price equal to $25,000 per share, plus accumulated and unpaid dividends, if the Fund is in default for an extended period on its asset maintenance requirements with respect to the APS. If the dividends on the APS remain unpaid in an amount equal to two full years’ dividends, the holders of the APS as a class have the right to elect a majority of the Board of Trustees. In general, the holders of the APS and the common shares have equal voting rights of one vote per share, except that the holders of the APS, as a separate class, have the right to elect at least two members of the Board of Trustees. The APS have a liquidation preference of $25,000 per share, plus accumulated and unpaid dividends. The Fund is required to maintain certain asset coverage with respect to the APS as defined in the Fund’s By-Laws and the 1940 Act. The Fund pays an annual fee equivalent to 0.25% of the liquidation value of the APS to broker-dealers as a service fee.

3 Distributions to Shareholders

The Fund intends to make monthly distributions of net investment income to common shareholders, after payment of any dividends on any outstanding APS. In addition, at least annually, the Fund intends to distribute all or substantially all of its net realized capital gains, (reduced by available capital loss carryforwards from prior years, if any). Distributions to common shareholders are recorded on the ex-dividend date. Distributions to preferred shareholders are recorded daily and are payable at the end of each dividend period. The dividend rates for APS at November 30, 2008, and the amount of dividends paid (including capital gains, if any) to APS shareholders, average APS dividend rates, and dividend rate ranges for the year then ended were as follows:

	APS Dividend	Dividends
	Rates at	Paid to APS	Average APS	Dividend
	November 30, 2008	Shareholders	Dividend Rates	Rate Ranges (%)

Series A	1.56%	$2,225,819	3.63%	1.56 – 12.57

Series B	1.60%	2,212,578	3.61%	1.57 – 11.73

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Beginning February 14, 2008 and consistent with the patterns in the broader market for auction-rate securities, the Fund’s APS auctions were unsuccessful in clearing due to an imbalance of sell orders over bids to buy the APS. As a result, the dividend rates of the APS were reset to the maximum applicable rates. The table above reflects such maximum dividend rates for each series as of November 30, 2008.

The Fund distinguishes between distributions on a tax basis and a financial reporting basis. Accounting principles generally accepted in the United States of America require that only distributions in excess of tax basis earnings and profits be reported in the financial statements as a return of capital. Permanent differences between book and tax accounting relating to distributions are reclassified to paid-in capital.

The tax character of distributions declared for the years ended November 30, 2008 and November 30, 2007 was as follows:

	Year Ended November 30,

	2008	2007

Distributions declared from:
Tax-exempt income	$18,333,165	$18,269,292
Ordinary income	$806	$73,700

During the year ended November 30, 2008, accumulated net realized loss was decreased by $11,741,369, accumulated undistributed net investment income was increased by $513,304 and paid-in capital was decreased by $12,254,673 due to differences between book and tax accounting, primarily for accretion of market discount and expired capital loss carryforwards. These reclassifications had no effect on the net assets or net asset value per share of the Fund.

As of November 30, 2008, the components of distributable earnings (accumulated losses) and unrealized appreciation (depreciation) on a tax basis were as follows:

Undistributed income	$ 2,064,489
Capital loss carryforward	$(21,195,899)
Net unrealized depreciation	$(84,203,168)
Other temporary differences	$ (18,987)

The differences between components of distributable earnings (accumulated losses) on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales, accretion of market discount, futures contracts, the timing of recognizing distributions to shareholders and inverse floaters.

4 Investment Adviser Fee and Other Transactions with Affiliates

The investment adviser fee is earned by Eaton Vance Management (EVM) as compensation for investment advisory services rendered to the Fund. The fee is computed at an annual rate of 0.70% of the Fund’s average weekly gross assets and is payable monthly. Average weekly gross assets include the principal amount of any indebtedness for money borrowed, including debt securities issued by the Fund, and the amount of any outstanding APS issued by the Fund. Pursuant to a fee reduction agreement with EVM, average weekly gross assets are calculated by adding to net assets the liquidation value of the Fund’s APS then outstanding and the amount payable by the Fund to floating rate note holders, such adjustment being limited to the value of the APS outstanding prior to any APS redemptions by the Fund. The administration fee is earned by EVM for administering the business affairs of the Fund and is computed at an annual rate of 0.20% of the Fund’s average weekly gross assets. For the year ended November 30, 2008, the investment adviser fee and administration fee were $2,446,303 and $698,944, respectively.

Except for Trustees of the Fund who are not members of EVM’s organization, officers and Trustees receive remuneration for their services to the Fund out of the investment adviser fee. Trustees of the Fund who are not affiliated with the investment adviser may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of the Trustees Deferred Compensation Plan. For the year ended November 30, 2008, no significant amounts have been deferred. Certain officers and Trustees of the Fund are officers of EVM.

5 Purchases and Sales of Investments

Purchases and sales of investments, other than short-term obligations, aggregated $204,375,704 and $275,037,586, respectively, for the year ended November 30, 2008.

6 Common Shares of Beneficial Interest

Common shares issued pursuant to the Fund’s dividend reinvestment plan for the years ended November 30, 2008 and November 30, 2007 were 101,741 and 47,382, respectively.

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7 Federal Income Tax Basis of Investments

The cost and unrealized appreciation (depreciation) of investments of the Fund at November 30, 2008, as determined on a federal income tax basis, were as follows:

Aggregate cost	$339,587,514

Gross unrealized appreciation	$758,095
Gross unrealized depreciation	(80,841,065)

Net unrealized depreciation	$ (80,082,970)

8 Overdraft Advances

Pursuant to the custodian agreement, SSBT may, in its discretion, advance funds to the Fund to make properly authorized payments. When such payments result in an overdraft, the Fund is obligated to repay SSBT at the current rate of interest charged by SSBT for secured loans (currently, a rate above the Federal Funds rate). This obligation is payable on demand to SSBT. SSBT has a lien on the Fund’s assets to the extent of any overdraft. At November 30, 2008, the Fund had payments due to SSBT pursuant to the foregoing arrangement of $2,452,379.

9 Financial Instruments

The Fund may trade in financial instruments with off-balance sheet risk in the normal course of its investing activities. These financial instruments may include financial futures contracts and interest rate swaps and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes. The notional or contractual amounts of these instruments represent the investment the Fund has in particular classes of financial instruments and does not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered.

A summary of obligations under these financial instruments at November 30, 2008 is as follows:

Futures Contracts

					Net
Expiration			Aggregate		Unrealized
Date	Contracts	Position	Cost	Value	Depreciation

3/09	800 U.S. Treasury Bond	Short	$(99,678,417)	$(101,987,500)	$(2,309,083)

Interest Rate Swaps

		Annual	Floating	Effective Date/
	Notional	Fixed Rate	Rate	Termination	Net Unrealized
Counterparty	Amount	Paid By Fund	Paid To Fund	Date	Depreciation

JP Morgan			3-month	September 14, 2009/
Chase Co.	$5,475,000	4.743%	USD-LIBOR	September 14, 2039	$(1,753,665)

Morgan Stanley
Capital			3-month	June 11, 2009/
Services, Inc.	7,500,000	4.691%	USD-LIBOR	June 11, 2039	(2,366,533)

$ (4,120,198)

The effective date represents the date on which the Fund and the counterparty to the interest rate swap contract begin interest payment accruals.

At November 30, 2008, the Fund had sufficient cash and/or securities to cover commitments under these contracts.

10 Fair Value Measurements

The Fund adopted FASB Statement of Financial Accounting Standards No. 157 (FAS 157), “Fair Value Measurements”, effective December 1, 2007. FAS 157 established a three-tier hierarchy to prioritize the assumptions, referred to as inputs, used in valuation techniques to measure fair value. The three-tier hierarchy of inputs is summarized in the three broad levels listed below.

  Level 1 — quoted prices in active markets for identical investments
  Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)
  Level 3 — significant unobservable inputs (including a fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

At November 30, 2008, the inputs used in valuing the Fund’s investments, which are carried at value, were as follows:

			Investments in	Other Financial
		Valuation Inputs	Securities	Instruments*

Level	1	Quoted Prices	$—	$(2,309,083)
Level	2	Other Significant Observable Inputs	294,194,544	(4,120,198)
Level	3	Significant Unobservable Inputs	—	—

Total			$ 294,194,544	$ (6,429,281)

*	Other financial instruments include futures and interest rate swap contracts not reflected in the Portfolio of Investments,

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which are valued at the unrealized appreciation (depreciation) on the instrument.

The Fund held no investments or other financial instruments as of November 30, 2007 whose fair value was determined using Level 3 inputs.

11 Recently Issued Accounting Pronouncement

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (FAS 161), “Disclosures about Derivative Instruments and Hedging Activities”. FAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including qualitative disclosures about the objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative instruments. FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statement disclosures.

12 Proposed Plan of Reorganization

In November 2008, the Trustees of the Fund approved an Agreement and Plan of Reorganization (the Agreement) whereby the Fund would acquire substantially all the assets and assume substantially all the liabilities of Eaton Vance National Municipal Income Trust (National Trust) in exchange for an equal aggregate value of common shares and APS of the Fund. The proposed reorganization is subject to approval by the shareholders of the Fund and National Trust.

13 Subsequent Event

The Fund redeemed 197 Series A and 197 Series B APS on December 17, 2008 and December 19, 2008, respectively, at a liquidation price of $25,000 per share plus accumulated but unpaid dividends.

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R E P O R T   O F   I N D E P E N D E N T   R E G I S T E R E D   P U B L I C   A C C O U N T I N G   F I R M

To the Trustees and Shareholders of Eaton Vance Municipal Income Trust:

We have audited the accompanying statement of assets and liabilities of Eaton Vance Municipal Income Trust (the “Fund”), including the portfolio of investments, as of November 30, 2008, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of November 30, 2008, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Eaton Vance Municipal Income Trust as of November 30, 2008, the results of its operations and its cash flows for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP Boston, Massachusetts January 20, 2009

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F E D E R A L   T A X   I N F O R M A T I O N   ( U n a u d i t e d )

The Form 1099-DIV you receive in January 2009 will show the tax status of all distributions paid to your account in calendar 2008. Shareholders are advised to consult their own tax adviser with respect to the tax consequences of their investment in the Fund. As required by the Internal Revenue Code regulations, shareholders must be notified within 60 days of the Fund’s fiscal year end regarding exempt-interest dividends.

Exempt-Interest Dividends — The Fund designates 100.0% of dividends from net investment income as an exempt-interest dividend.

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N O T I C E   T O   S H A R E H O L D E R S

On February 11, 2008, the Fund revised its minimum ratings policy to clarify that when an obligation is rated in different rating categories by Moody’s, S&P or Fitch the highest rating applies.

Eaton Vance Municipal Income Trust

D I V I D E N D   R E I N V E S T M E N T   P L A N

The Fund offers a dividend reinvestment plan (the Plan) pursuant to which shareholders automatically have dividends and capital gains distributions reinvested in common shares (the Shares) of the Fund unless they elect otherwise through their investment dealer. On the distribution payment date, if the net asset value per Share is equal to or less than the market price per Share plus estimated brokerage commissions, then new Shares will be issued. The number of Shares shall be determined by the greater of the net asset value per Share or 95% of the market price. Otherwise, Shares generally will be purchased on the open market by the Plan Agent. Distributions subject to income tax (if any) are taxable whether or not shares are reinvested.

If your shares are in the name of a brokerage firm, bank, or other nominee, you can ask the firm or nominee to participate in the Plan on your behalf. If the nominee does not offer the Plan, you will need to request that your shares be re-registered in your name with the Fund’s transfer agent, American Stock Transfer & Trust Company, or you will not be able to participate.

The Plan Agent’s service fee for handling distributions will be paid by the Fund. Each participant will be charged their pro rata share of brokerage commissions on all open-market purchases.

Plan participants may withdraw from the Plan at any time by writing to the Plan Agent at the address noted on the following page. If you withdraw, you will receive shares in your name for all Shares credited to your account under the Plan. If a participant elects by written notice to the Plan Agent to have the Plan Agent sell part or all of his or her Shares and remit the proceeds, the Plan Agent is authorized to deduct a $5.00 fee plus brokerage commissions from the proceeds.

If you wish to participate in the Plan and your shares are held in your own name, you may complete the form on the following page and deliver it to the Plan Agent.

Any inquiries regarding the Plan can be directed to the Plan Agent, American Stock Transfer & Trust Company, at 1-866-439-6787.

Eaton Vance Municipal Income Trust

APPLICATION FOR PARTICIPATION IN DIVIDEND REINVESTMENT PLAN

This form is for shareholders who hold their common shares in their own names. If your common shares are held in the name of a brokerage firm, bank, or other nominee, you should contact your nominee to see if it will participate in the Plan on your behalf. If you wish to participate in the Plan, but your brokerage firm, bank, or nominee is unable to participate on your behalf, you should request that your common shares be re-registered in your own name which will enable your participation in the Plan.

The following authorization and appointment is given with the understanding that I may terminate it at any time by terminating my participation in the Plan as provided in the terms and conditions of the Plan.

Please print exact name on account:

Shareholder signature	Date

Shareholder signature	Date

Please sign exactly as your common shares are registered. All persons whose names appear on the share certificate must sign.

YOU SHOULD NOT RETURN THIS FORM IF YOU WISH TO RECEIVE YOUR DIVIDENDS AND DISTRIBUTIONS IN CASH. THIS IS NOT A PROXY.

This authorization form, when signed, should be mailed to the following address:

Eaton Vance Municipal Income Trust c/o American Stock Transfer & Trust Company P.O. Box 922 Wall Street Station New York, NY 10269-0560

Number of Employees

The Fund is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company and has no employees.

Number of Shareholders

As of November 30, 2008, our records indicate that there are 196 registered shareholders and approximately 8,349 shareholders owning the Fund shares in street name, such as through brokers, banks, and financial intermediaries.

If you are a street name shareholder and wish to receive our reports directly, which contain important information about the Fund, please write or call:

Eaton Vance Distributors, Inc. The Eaton Vance Building 255 State Street Boston, MA 02109 1-800-225-6265

New York Stock Exchange symbol The New York Stock Exchange symbol is EVN.

Eaton Vance Municipal Income Trust

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT

Overview of the Contract Review Process

The Investment Company Act of 1940, as amended (the “1940 Act”), provides, in substance, that each investment advisory agreement between a fund and its investment adviser will continue in effect from year to year only if its continuance is approved at least annually by the fund’s board of trustees, including by a vote of a majority of the trustees who are not “interested persons” of the fund (“Independent Trustees”), cast in person at a meeting called for the purpose of considering such approval. At a meeting of the Boards of Trustees (each a “Board”) of the Eaton Vance group of mutual funds (the “Eaton Vance Funds”) held on April 21, 2008, the Board, including a majority of the Independent Trustees, voted to approve continuation of existing advisory and sub-advisory agreements for the Eaton Vance Funds for an additional one-year period. In voting its approval, the Board relied upon the affirmative recommendation of the Contract Review Committee of the Board (formerly the Special Committee), which is a committee comprised exclusively of Independent Trustees. Prior to making its recommendation, the Contract Review Committee reviewed information furnished for a series of meetings of the Contract Review Committee held in February, March and April 2008. Such information included, among other things, the following:

Information about Fees, Performance and Expenses

  An independent report comparing the advisory and related fees paid by each fund with fees paid by comparable funds;
  An independent report comparing each fund’s total expense ratio and its components to comparable funds;
  An independent report comparing the investment performance of each fund to the investment performance of comparable funds over various time periods;
  Data regarding investment performance in comparison to relevant peer groups of funds and appropriate indices;
  Comparative information concerning fees charged by each adviser for managing other mutual funds and institutional accounts using investment strategies and techniques similar to those used in managing the fund;
  Profitability analyses for each adviser with respect to each fund;

Information about Portfolio Management

  Descriptions of the investment management services provided to each fund, including the investment strategies and processes employed, and any changes in portfolio management processes and personnel;
  Information concerning the allocation of brokerage and the benefits received by each adviser as a result of brokerage allocation, including information concerning the acquisition of research through “soft dollar” benefits received in connection with the funds’ brokerage, and the implementation of a soft dollar reimbursement program established with respect to the funds;
  Data relating to portfolio turnover rates of each fund;
  The procedures and processes used to determine the fair value of fund assets and actions taken to monitor and test the effectiveness of such procedures and processes;

Information about each Adviser

  Reports detailing the financial results and condition of each adviser;
  Descriptions of the qualifications, education and experience of the individual investment professionals whose responsibilities include portfolio management and investment research for the funds, and information relating to their compensation and responsibilities with respect to managing other mutual funds and investment accounts;
  Copies of the Codes of Ethics of each adviser and its affiliates, together with information relating to compliance with and the administration of such codes;
  Copies of or descriptions of each adviser’s proxy voting policies and procedures;
  Information concerning the resources devoted to compliance efforts undertaken by each adviser and its affiliates on behalf of the fund (including descriptions of various compliance programs) and their record of compliance with investment policies and restrictions, including policies with respect to market-timing, late trading and selective portfolio disclosure, and with policies on personal securities transactions;
  Descriptions of the business continuity and disaster recovery plans of each adviser and its affiliates;

Other Relevant Information

  Information concerning the nature, cost and character of the administrative and other non-investment management services provided by Eaton Vance Management and its affiliates;
  Information concerning management of the relationship with the custodian, subcustodians and fund accountants by each adviser or the funds’ administrator; and
  The terms of each advisory agreement.

Eaton Vance Municipal Income Trust

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

In addition to the information identified above, the Contract Review Committee considered information provided from time to time by each adviser throughout the year at meetings of the Board and its committees. Over the course of the twelve-month period ended April 30, 2008, the Board met eleven times and the Contract Review Committee, the Audit Committee and the Governance Committee, each of which is a Committee comprised solely of Independent Trustees, met twelve, seven and five times, respectively. At such meetings, the Trustees received, among other things, presentations by the portfolio managers and other investment professionals of each adviser relating to the investment performance of each fund and the investment strategies used in pursuing the fund’s investment objective. The Portfolio Management Committee and the Compliance Reports and Regulatory Matters Committee are newly established and did not meet during the twelve-month period ended April 30, 2008.

For funds that invest through one or more underlying portfolios, the Board considered similar information about the portfolio(s) when considering the approval of advisory agreements. In addition, in cases where the fund’s investment adviser has engaged a sub-adviser, the Board considered similar information about the sub-adviser when considering the approval of any sub-advisory agreement.

The Contract Review Committee was assisted throughout the contract review process by Goodwin Procter LLP, legal counsel for the Independent Trustees. The members of the Contract Review Committee relied upon the advice of such counsel and their own business judgment in determining the material factors to be considered in evaluating each advisory and sub-advisory agreement and the weight to be given to each such factor. The conclusions reached with respect to each advisory and sub-advisory agreement were based on a comprehensive evaluation of all the information provided and not any single factor. Moreover, each member of the Contract Review Committee may have placed varying emphasis on particular factors in reaching conclusions with respect to each advisory and sub-advisory agreement.

Results of the Process

Based on its consideration of the foregoing, and such other information as it deemed relevant, including the factors and conclusions described below, the Contract Review Committee concluded that the continuance of the investment advisory agreement between the Eaton Vance Municipal Income Trust (the “Fund”) and Eaton Vance Management (the “Adviser”), including its fee structure, is in the interests of shareholders and, therefore, the Contract Review Committee recommended to the Board approval of the agreement. The Board accepted the recommendation of the Contract Review Committee as well as the factors considered and conclusions reached by the Contract Review Committee with respect to the agreement. Accordingly, the Board, including a majority of the Independent Trustees, voted to approve continuation of the investment advisory agreement for the Fund.

Nature, Extent and Quality of Services

In considering whether to approve the investment advisory agreement of the Fund, the Board evaluated the nature, extent and quality of services provided to the Fund by the Adviser.

The Board considered the Adviser’s management capabilities and investment process with respect to the types of investments held by the Fund, including the education, experience and number of its investment professionals and other personnel who provide portfolio management, investment research, and similar services to the Fund. In particular, the Board evaluated, where relevant, the abilities and experience of such investment personnel in analyzing factors such as credit risk and special considerations relevant to investing in municipal bonds. The Board considered the Adviser’s large municipal bond team, which includes portfolio managers and credit specialists who provide services to the Fund. The Board also took into account the resources dedicated to portfolio management and other services, including the compensation paid to recruit and retain investment personnel, and the time and attention devoted to the Fund by senior management.

The Board also reviewed the compliance programs of the Adviser and relevant affiliates thereof. Among other matters, the Board considered compliance and reporting matters relating to personal trading by investment personnel, selective disclosure of portfolio holdings, late trading, frequent trading, portfolio valuation, business continuity and the allocation of investment opportunities. The Board also evaluated the responses of the Adviser and its affiliates to requests from regulatory authorities such as the Securities and Exchange Commission.

The Board considered shareholder and other administrative services provided or managed by Eaton Vance Management and its affiliates, including transfer agency and accounting services. The Board evaluated the benefits to shareholders of investing in a fund that is a part of a large family of funds.

After consideration of the foregoing factors, among others, the Board concluded that the nature, extent and quality of services provided by the Adviser, taken as a whole, are appropriate and consistent with the terms of the investment advisory agreement.

Eaton Vance Municipal Income Trust

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

Fund Performance

The Board compared the Fund’s investment performance to a relevant universe of similarly managed funds identified by an independent data provider and appropriate benchmark indices. The Board reviewed comparative performance data for the one-, three-and five-year periods ended September 30, 2007 for the Fund. The Board concluded that the performance of the Fund was satisfactory.

Management Fees and Expenses

The Board reviewed contractual investment advisory fee rates, including any administrative fee rates, payable by the Fund (referred to collectively as “management fees”). As part of its review, the Board considered the management fees and the Fund’s total expense ratio for the year ended September 30, 2007, as compared to a group of similarly managed funds selected by an independent data provider. The Board considered the fact that the Adviser had waived fees and/or paid expenses for the Fund. The Board considered the financial resources committed by the Adviser in structuring the Fund at the time of its initial public offering. After reviewing the foregoing information, and in light of the nature, extent and quality of the services provided by the Adviser, the Board concluded that the management fees charged for advisory and related services and the Fund’s total expense ratio are reasonable.

Profitability

The Board reviewed the level of profits realized by the Adviser and relevant affiliates thereof in providing investment advisory and administrative services to the Fund and to all Eaton Vance Funds as a group. The Board considered the level of profits realized with and without regard to revenue sharing or other payments by the Adviser and its affiliates to third parties in respect of distribution services. The Board also considered other direct or indirect benefits received by the Adviser and its affiliates in connection with its relationship with the Fund. The Board concluded that, in light of the foregoing factors and the nature, extent and quality of the services rendered, the profits realized by the Adviser and its affiliates are reasonable.

Economies of Scale

In reviewing management fees and profitability, the Board also considered the extent to which the Adviser and its affiliates, on the one hand, and the Fund, on the other hand, can expect to realize benefits from economies of scale as the assets of the Fund increase. The Board acknowledged the difficulty in accurately measuring the benefits resulting from the economies of scale with respect to the management of any specific fund or group of funds.

The Board also considered the fact that the Fund is not continuously offered and concluded that, in light of the level of the adviser’s profits with respect to the Fund, the implementation of breakpoints in the advisory fee schedule is not appropriate at this time. Based upon the foregoing, the Board concluded that the benefits from economies of scale are currently being shared equitably by the Adviser and its affiliates and the Fund.

Eaton Vance Municipal Income Trust

M A N A G E M E N T   A N D   O R G A N I Z A T I O N

Fund Management. The Trustees of Eaton Vance Municipal Income Trust (the Trust) are responsible for the overall management and supervision of the Trust’s affairs. The Trustees and officers of the Trust are listed below. Except as indicated, each individual has held the office shown or other offices in the same company for the last five years. The “noninterested Trustees” consist of those Trustees who are not “interested persons” of the Trust, as that term is defined under the 1940 Act. The business address of each Trustee and officer is The Eaton Vance Building, 255 State Street, Boston, Massachusetts 02109. As used below, “EVC” refers to Eaton Vance Corp., “EV” refers to Eaton Vance, Inc., “EVM” refers to Eaton Vance Management, “BMR” refers to Boston Management and Research and “EVD” refers to Eaton Vance Distributors, Inc. EVC and EV are the corporate parent and trustee, respectively, of EVM and BMR. EVD is the Trust’s principal underwriter and a wholly-owned subsidiary of EVC. Each officer affiliated with Eaton Vance may hold a position with other Eaton Vance affiliates that is comparable to his or her position with EVM listed below.

		Term of		Number of Portfolios
	Position(s)	Office and		in Fund Complex
Name and	with the	Length of	Principal Occupation(s)	Overseen By
Date of Birth	Trust	Service	During Past Five Years	Trustee(1)	Other Directorships Held

Interested Trustee

Thomas E. Faust Jr.	Class II Trustee	Until 2010. 3 years.	Chairman, Chief Executive Officer and President of	173	Director of EVC
5/31/58		Trustee since 2007.	EVC, Director and President of EV, Chief Executive
			Officer and President of EVM and BMR, and Director
			of EVD. Trustee and/or Officer of 173 registered
			investment companies and 4 private investment
			companies managed by EVM or BMR. Mr. Faust is
			an interested person because of his positions with
			EVM, BMR, EVD, EVC and EV, which are affiliates of
			the Trust.

Noninterested Trustees

Benjamin C. Esty(A)	Class I Trustee	Until 2009. 3 years.	Roy and Elizabeth Simmons Professor of Business	173	None
1/2/63		Trustee since 2006.	Administration, Harvard University Graduate School of
			Business Administration.

Allen R. Freedman	Class II Trustee	Until 2010. 3 years.	Former Chairman (2002-2004) and a Director	173	Director of Assurant, Inc. (insurance provider)
4/3/40		Trustee since 2007.	(1983-2004) of Systems & Computer Technology		and Stonemor Partners L.P. (owner and
			Corp. (provider of software to higher education).		operator of cemeteries)
			Formerly, a Director of Loring Ward International
			(fund distributor) (2005-2007). Formerly, Chairman
			and a Director of Indus International, Inc. (provider
			of enterprise management software to the power
			generating industry) (2005-2007).

William H. Park	Class III Trustee	Until 2011. 3 years.	Vice Chairman, Commercial Industrial Finance Corp.	173	None
9/19/47		Trustee since 2003.	(specialty finance company) (since 2006).
			Formerly, President and Chief Executive Officer, Prizm
			Capital Management, LLC (investment management
			firm) (2002-2005).

Ronald A. Pearlman	Class I Trustee	Until 2009. 3 years.	Professor of Law, Georgetown University Law Center.	173	None
7/10/40		Trustee since 2003.

Helen Frame Peters	Class III Trustee	Until 2011. 3 years.	Professor of Finance, Carroll School of Management,	173	Director of Federal Home Loan Bank of Boston
3/22/48		Trustee since 2008.	Boston College. Adjunct Professor of Finance, Peking		(a bank for banks) and BJ’s Wholesale Clubs
			University, Beijing, China (since 2005).		(wholesale club retailer); Trustee of SPDR
					Index Shares Funds and SPDR Series Trust
					(exchange traded funds)

Eaton Vance Municipal Income Trust

M A N A G E M E N T   A N D   O R G A N I Z A T I O N   C O N T ’ D

		Term of			Number of Portfolios
	Position(s)	Office and			in Fund Complex
Name and	with the	Length of	Principal Occupation(s)		Overseen By
Date of Birth	Trust	Service	During Past Five Years		Trustee(1)	Other Directorships Held

Noninterested Trustees (continued)

Heidi L. Steiger	Class III Trustee	Until 2011. 3 years.	Managing Partner, Topridge Associates LLC (global		173	Director of Nuclear Electric Insurance Ltd.
7/8/53		Trustee since 2007.	wealth management firm) (since 2008); Senior			(nuclear insurance provider) and Aviva USA
			Adviser (since 2008), President, (2005-2008)			(insurance provider)
Lowenhaupt Global Advisors, LLC (global wealth
management firm). Formerly, President and
Contributing Editor, Worth Magazine (2004-2005).
Formerly, Executive Vice President and Global Head
of Private Asset Management (and various other
positions), Neuberger Berman (investment firm)
(1986-2004).

Lynn A. Stout	Class I Trustee	Until 2009. 3 years.	Paul Hastings Professor of Corporate and Securities		173	None
9/14/57		Trustee since 1998.	Law (since 2006) and Professor of Law (2001-
2006), University of California at Los Angeles
School of Law.

Ralph F. Verni(A)	Chairman of the Board	Until 2010. 3 years.	Consultant and private investor.		173	None
1/26/43	and Class II Trustee	Trustee since 2006;
Chairman since 2007.

Principal Officers who are not Trustees

Term of
	Position(s)		Office and
Name and	with the		Length of	Principal Occupation(s)
Date of Birth	Trust		Service	During Past Five Years

Robert B. MacIntosh	President		Since 2005	Vice President of EVM and BMR. Officer of 90 registered investment companies managed
1/22/57				by EVM or BMR.

William H. Ahern, Jr.	Vice President		Since 2004	Vice President of EVM and BMR. Officer of 75 registered investment companies managed
7/28/59				by EVM or BMR.

Cynthia J. Clemson	Vice President		Since 2004	Vice President of EVM and BMR. Officer of 90 registered investment companies managed
3/2/63				by EVM or BMR.

Thomas M. Metzold	Vice President		Since 1998	Vice President of EVM and BMR. Officer of 44 registered investment companies managed
8/3/58				by EVM or BMR.

Barbara E. Campbell	Treasurer		Since 2005	Vice President of EVM and BMR. Officer of 173 registered investment companies managed
6/19/57				by EVM or BMR.

Maureen A. Gemma	Secretary and Chief		Secretary since 2007	Vice President of EVM and BMR. Officer of 173 registered investment companies managed
5/24/60	Legal Officer		and Chief Legal	by EVM or BMR.
Officer since 2008

Paul M. O’Neil	Chief Compliance		Since 2004	Vice President of EVM and BMR. Officer of 173 registered investment companies managed
7/11/53	Officer			by EVM or BMR.

(1) Includes both master and feeder funds in a master-feeder structure.

(A) APS Trustee.

In accordance with Section 303A.12 (a) of the New York Stock Exchange Listed Company Manual, the Fund’s Annual CEO Certification certifying as to compliance with NYSE’s Corporate Governance Listing Standards was submitted to the Exchange on April 16, 2008. The Fund has also filed its CEO and CFO certifications required by Section 302 of the Sarbanes-Oxley Act with the SEC as an exhibit to its most recent Form N-CSR.

Investment Adviser and Administrator of Eaton Vance Municipal Income Trust Eaton Vance Management The Eaton Vance Building 255 State Street Boston, MA 02109

Custodian State Street Bank and Trust Company 200 Clarendon Street Boston, MA 02116

Transfer Agent American Stock Transfer & Trust Company 59 Maiden Lane Plaza Level New York, NY 10038

Independent Registered Public Accounting Firm Deloitte & Touche LLP 200 Berkeley Street Boston, MA 02116-5022

Eaton Vance Municipal Income Trust The Eaton Vance Building 255 State Street Boston, MA 02109

151-1/09	CE-NASRC